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EXHIBIT 12 - STATEMENT RE: COMPUTATION OF RATIOS


                           COMMUNITY BANCSHARES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                    Years Ended December 31,
                                                                           ------------------------------------------
                                                                                1998         1997             1996
                                                                           ------------  ------------   -------------
                                                                                    (Dollars in thousands)


Pretax income..........................................................    $      5,106  $      4,945   $       4,885
Add fixed charges:
    Interest on deposits...............................................          21,963        18,765          16,595
    Interest on borrowings.............................................             730           777             831
    Portion of rental expense representing interest expense............             180            78              59
                                                                           ------------  ------------   -------------
        Total fixed charges............................................          22,873        19,620          17,485
                                                                           ------------  ------------   -------------

Income before fixed charges............................................    $     27,979  $     24,565   $      22,370
                                                                           ============  ============   =============

Pretax income..........................................................    $      5,106  $      4,945   $       4,885
Add fixed charges:
    Interest on borrowings.............................................             730           777             831
    Portion of rental expense representing interest expense............             180            78              59
                                                                           ------------  ------------   -------------
        Total fixed charges............................................             910           855             890
                                                                           ------------  ------------   -------------

Income before fixed charges (excluding interest on deposits)...........    $      6,016  $      5,800   $       5,775
                                                                           ============  ============   =============

RATIO OF EARNINGS TO FIXED CHARGES:
    Including interest on deposits.....................................            1.22X         1.25x           1.28x
    Excluding interest on deposits.....................................            6.61X         6.78x           6.49x
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